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                                                                      EXHIBIT 11

                                            T-HQ, INC.

                           STATEMENT OF COMPUTATION OF NET EARNINGS PER
                               COMMON AND COMMON EQUIVALENT SHARES


                                                               For the Three Years Ended
                                                                         December 31,
                                                            ----------------------------------
                                                               1994        1995        1996
                                                            ----------  ----------  ----------
Net income (loss) used to compute
  primary and fully diluted earnings (loss)
  per share                                               $(17,490,000) $  601,000  $1,901,000
                                                          ------------  ----------  ----------
Weighted average number of shares
  outstanding                                                1,998,000   3,327,000   4,525,000
Dilutive effect of stock options and warrants                       --     113,000     386,000
Dilutive effect assuming conversion of
  preferred stock                                                   --      42,000          --
                                                          ------------  ----------  ----------
Number of shares used to compute primary
  and fully diluted earnings (loss) per share                1,998,000   3,482,000   4,911,000
                                                          ============  ==========  ==========
Net earnings (loss) per share                             $      (8.75) $      .17  $      .39
                                                          ============  ==========  ==========
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